Exhibit 99.1

Faraday Future Appoints Veteran Automotive Supply Chain Management Leader George Li to Head of FF and FX Global Supply Chain, Bridging Key Talent Needs

●	Mr. Li will be responsible for the overall supply chain function at FF and FX and also serves as FF China CSGO (Chief Strategic Cooperation & Business Growth Officer), working closely with regional and functional teams to strengthen supplier partnerships, enhance operational resilience, and drive efficiency across our value chain

●	Mr. Li’s career includes senior supply chain leadership roles at Dreamer Technology, NIO, Li Auto, Faurecia, Magna, and Delphi, successfully managing supply chain operations, supplier partnerships, and large-scale procurement strategies.

Los Angeles, CA (August 28, 2025) -- Faraday Future Intelligent Electric Inc. (Nasdaq: FFAI) (“FF”, “Faraday Future”, or the “Company”), a California-based global shared intelligent electric mobility ecosystem company, today announced that supply chain industry veteran George Li has joined FF as head of both the FF and FX Global Supply Chain group. At FX, George will assume full responsibility for the overall supply chain function, working closely with regional and functional teams to strengthen supplier partnerships, enhance operational resilience, and drive efficiency across our value chain. At FF, his appointment reinforces the Company’s commitment to building a world-class global supply chain organization that supports FF’s innovation and long-term growth.

George brings with him a wealth of experience and proven leadership in the automotive industry. Over the course of his distinguished career, he has held senior supply chain leadership roles at Dreamer Technology, NIO, Li Auto, Faurecia, Magna, and Delphi, successfully managing supply chain operations, supplier partnerships, and large-scale procurement strategies. His extensive experience at Li Auto and NIO will be particularly valuable in further developing our supplier ecosystem in China and globally.

Another important role for George is serving as China CSGO (Chief Strategic Cooperation & Business Growth Officer), reporting to both Max Ma and China Rotating Head (Shisheng Cheng). In this capacity, he will lead cooperation between FF and our strategic partners in China, helping to further strengthen and stabilize our “Bridge Strategy.” China’s top automotive execs having optimism and trust in FF and FX US China automotive bridge strategy.

“George’s arrival reflects his strong confidence in FX’s Global Automotive Industry Bridge Strategy and its future potential. We believe his addition will significantly elevate and positively impact both the FF and FX vehicle programs,” said Xiao (Max) Ma, Global CEO of FX. “George’s leadership and deep supply chain expertise will help FX accelerate success, reduce unnecessary costs, and ensure flawless execution of our vehicle programs. He will also play a key role in rapidly building our global supply chain team and further strengthening FX’s overall global supply chain system.”

ABOUT FARADAY FUTURE

Faraday Future is a California-based global shared intelligent electric mobility ecosystem company. Founded in 2014, the Company’s mission is to disrupt the automotive industry by creating a user-centric, technology-first, and smart driving experience. Faraday Future’s flagship model, the FF91, exemplifies its vision for luxury, innovation, and performance. The new FX strategy aims to introduce mass production models equipped with state-of-the-art luxury technology similar to the FF 91, targeting a broader market with middle-to-low price range offerings. For more information, please visit https://www.ff.com/us/.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding Geroge Li’s anticipated contributions to FF and FX, FF and FX product development, and FF and FX market positioning, are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, among others, that may affect actual results or outcomes include, among others: the Company’s ability to secure the necessary funding to execute on the FX strategy, which will be substantial; the Company’s ability to secure agreements with OEMs that are necessary to execute on the FX strategy; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company’s operations in China; the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K filed with the SEC on March 31, 2025, and Form 10-Q filed on August 19, 2025, and other documents filed by the Company from time to time with the SEC.

CONTACTS

Investors (English): ir@faradayfuture.com

Investors (Chinese): cn-ir@faradayfuture.com

Media: john.schilling@ff.com